     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2000
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                  GO2NET, INC.

             (Exact name of registrant as specified in its charter)

                  DELAWARE                                          91-1710182
(State or Other Jurisdiction of incorporation                   (I.R. S. Employer
              or organization)                                 Identification No.)

                          999 THIRD AVENUE, SUITE 4700
                           SEATTLE, WASHINGTON 98104
                                 (206) 447-1595
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              RUSSELL C. HOROWITZ
                            CHIEF EXECUTIVE OFFICER
                                  GO2NET, INC.
                          999 THIRD AVENUE, SUITE 4700
                           SEATTLE, WASHINGTON 98104
                                 (206) 447-1595

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                    COPY TO:

                          FRANCIS J. FEENEY, JR., ESQ.
                          HUTCHINS, WHEELER & DITTMAR
                           A PROFESSIONAL CORPORATION
                               101 FEDERAL STREET
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 951-6600

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM            PROPOSED MAXIMUM           AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE   AMOUNT TO BE              OFFERING                    AGGREGATE            REGISTRATION
              REGISTERED                 REGISTERED (1)       PRICE PER SHARE (2)          OFFERING PRICE (2)             FEE
common stock, par value .01...........   54,302 shares              $51.3125                   $2,786,371                $736

(1) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or other similar events.

(2) Estimated solely for the purpose of computing the registration fee, based upon the average of the high and low prices of the Company's common stock as reported on The Nasdaq National Stock Market on April 24, 2000 in accordance with Rule 457 under the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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
PROSPECTUS

                  SUBJECT TO COMPLETION, DATED APRIL 27, 2000

                         54,302 Shares of Common Stock

                                  GO2NET, INC.

    YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OF GO2NET COMMON STOCK OFFERED BY THIS PROSPECTUS.

    The selling shareholders identified on page 17 of this prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page
15. We will not receive any portion of the proceeds from the sale of these shares. This offering is not being underwritten. The selling shareholders may offer the shares registered pursuant to this prospectus, or Go2Net shares, from time to time through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

    The Go2Net shares were issued pursuant to the exemption from the registration requirements set forth in Section 4(2) of the Securities Act of 1933, as amended. Go2Net's common stock is listed on The Nasdaq National Stock Market under the ticker symbol "GNET." On April 26, 2000, the closing price of one share of Go2Net common stock on The Nasdaq National Stock Market was $51.75 per share.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The Date of this Prospectus Is             , 2000

                                  THE COMPANY

    Go2Net, Inc. (including its subsidiaries, "Go2Net" or the "Company") offers through the World Wide Web a network of branded properties and aggregated content in the categories of search and directory, small business and electronic commerce services, personal finance and multi-player games. The Company also offers electronic commerce solutions to online merchants by providing payment authorization and other services to small and medium-sized businesses. The Company is using its proprietary, scaleable technology platforms to develop private label portal and ecommerce content solutions for strategic partners to extend the distribution of its products and services. Go2Net's branded Web properties offered through the Go2Net Network include:

    - Go2Net Personal (www.go2net.com), which provides users with a comprehensive Internet start page offering customizable news, discussion and portfolio information as well as direct access to Go2Net's own finance, search and directory, shopping, auction and multiplayer games sites;

    - MetaCrawler (www.metacrawler.com) and Dogpile (www.dogpile.com), the Web's leading providers of metasearch services, which simultaneously query a variety of search engines and directory services and combine the search results;

    - Silicon Investor (www.siliconinvestor.com), the Web's premier financial discussion community which also offers proprietary articles, portfolio tracking tools, company research, charting and analytics and business and finance news;

    - The HyperMart Network, consisting of HyperMart (www.hypermart.net), Virtual Avenue (www.virtualave.net) and FreeYellow.com
      (www.freeyellow.com), the Web's leading provider of free hosting services for small businesses;

    - Authorize.Net (www.authorize.net), a leading payment authorization service for online businesses;

    - Haggle Online (www.haggle.com), a provider of Web based person to person auction services;

    - WebMarket (www.webmarket.com), a one-stop comparison shopping service;

    - 100Hot (www.100hot.com), a leading directory of the Web's most popular sites; and

    - PlaySite (www.playsite.com), a Java-based multiplayer games site.

    Go2Net was incorporated in February, 1996, under the laws of the state of Delaware. Our principal executive offices are located at 999 Third Avenue, Suite 4700, Seattle, Washington 98104 and our telephone number is (206) 447-1595. As used in this prospectus, the terms "we," "us," "our," and "Go2Net" refer to Go2Net, Inc., a Delaware corporation, and its wholly owned subsidiaries.

                          FORWARD-LOOKING INFORMATION

    This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, in particular, the statements about Go2Net's plans, strategies, prospects under the heading "Risk Factors." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below and elsewhere in this prospectus.

                                  RISK FACTORS

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE US

    We have a limited operating history upon which an evaluation of our prospects can be based. We anticipate that advertising revenues from Internet sites will constitute a majority of our revenues during the foreseeable future. We believe that our success will depend upon our ability to generate revenues from advertising, subscription and ecommerce fees from our Internet sites, which cannot be assured. Our ability to generate revenues is subject to substantial uncertainty. Our prospects must be considered in light of the risks, expenses, difficulties and uncertainties frequently encountered by emerging growth companies in new and rapidly evolving markets for Internet based products and services. Our success will depend on our ability to:

    - effectively establish, develop and maintain relationships with advertising customers, advertising agencies and other third parties;

    - enter into distribution relationships and strategic alliances to drive traffic to our Web sites;

    - provide original and compelling products and services to Internet users;

    - develop and upgrade our technology;

    - effectively respond to competitive developments;

    - continue to develop and extend the Go2Net brand;

    - effectively generate revenues through sponsored services and placements;

    - attract new qualified personnel; and

    - retain existing qualified personnel.

    We may not succeed in addressing these risks.

WE ANTICIPATE INCREASED OPERATING EXPENSES AND MAY EXPERIENCE LOSSES

    Our lack of an extensive operating history makes prediction of future operating results difficult. We believe that a comparison of our quarterly results is not meaningful. As a result, you should not rely on the results for any period as an indication of our future performance. Accordingly, there can be no assurance that we will generate significant revenues or that we will sustain a level of profitability in the future. We currently intend to increase substantially our operating expenses in order to expand and improve our Internet operations, fund increased advertising and marketing efforts, expand and improve our Internet user support capabilities and develop new Internet technologies, products and services. As a result, we may experience significant losses on a quarterly and annual basis.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE BECAUSE OF A NUMBER OF FACTORS,
  MANY OF WHICH ARE OUTSIDE OF OUR CONTROL

    Our quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control. Factors that may adversely affect our quarterly operating results include:

    - the level of use of the Internet;

    - demand for advertising and ecommerce;

    - seasonal trends in both Internet use and advertising placements;

    - the addition or loss of advertisers and licensing partners;

    - advertising budgeting cycles of individual advertisers;

    - our ability to execute on our licensing strategy;

    - the level of use of our Internet sites;

    - the amount and timing of capital expenditures and other costs relating to acquisitions;

    - operation and expansion of our Internet operations;

    - the introduction of new sites and services by us or our competitors;

    - price competition or pricing changes in the industry;

    - technical difficulties or system failures; and

    - general economic conditions and economic conditions specific to the Internet and Internet media.

    In seeking to effectively implement its operating strategy, we may elect from time to time to make certain advertising and marketing or acquisition decisions that could have a material adverse effect on our business, financial condition and operating results. We believe that period to period comparisons of our operating results are not meaningful and should not be relied upon for an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarters, our operating results may be below the expectations of public market analysts and stockholders. In such event, the price of our common stock would likely be materially adversely affected.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MAINTAIN ADVERTISING REVENUES

    We derive a significant portion of our revenues from the sale of advertising on our Internet sites. We will not be able to maintain or increase our advertising revenues in the future if our advertising customers move their advertising to competing Internet sites or to traditional forms of media. Additionally, in selling Internet-based advertising, we depend in part on advertising agencies, which exercise substantial control over the placement of advertising for their clients. Our success will depend on our ability to retain, broaden and diversify our future base of advertising customers. In order to generate significant advertising revenues, we will depend on the development of a larger base of users of our Internet sites having demographic characteristics attractive to advertisers. If we are unable to retain paying advertising customers or we are forced to offer lower than anticipated advertising rates in order to retain advertising customers or to attract new advertising customers, our business, financial condition and operating results will be adversely affected, and we may cease to be a commercially viable enterprise.

OUR ARRANGEMENTS WITH ADVERTISERS AND SPONSORS MAY EXPOSE US TO SIGNIFICANT
  FINANCIAL RISKS

    We enter into advertising arrangements with third parties to provide services on our Web sites which involve a unique rate structure. Specifically, we receive sponsorship fees and, under certain circumstances, a portion of transaction revenues received by third party sponsors from users originated through our Web sites, in return for minimum levels of user impressions or user requests for additional information made by clicking on the promotional hyperlink or advertisement. To the extent implemented, these arrangements expose us to potentially significant financial risks, including the risk that we fail to deliver required minimum levels of user impressions (in which case, these agreements typically provide for adjustments to the fees payable thereunder or "make good" periods) and that third party sponsors do not renew the agreements at the end of their terms. Some of these arrangements also require us to integrate advertisers' or sponsors' content with our services, which requires the dedication of resources and significant programming and design efforts to accomplish. We cannot assure you that we will be able to attract additional advertisers or sponsors or that we will be able to renew existing advertising arrangements when they expire. In addition, we have granted exclusivity provisions to some of our sponsors and may in the future grant additional exclusivity provisions. These exclusivity provisions may have the effect of preventing us, for the duration of the exclusivity arrangements, from accepting advertising or sponsorship arrangements within a particular subject matter in our Web sites or across our entire service. Our inability to enter into further sponsorships or advertising arrangements as a result of our exclusivity arrangements could have a material adverse impact our business, financial condition and operating results.

IF WE DO NOT DEVELOP NEW AND ENHANCED FEATURES, PRODUCTS AND SERVICES FOR OUR
  BROADBAND SERVICES, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN A SUFFICIENT NUMBER OF USERS

    Because of the competitiveness of the broadband market, we believe it is important to introduce additional or enhanced features, products and services in the future in order to differentiate our services and attract users. If we introduce a feature, product or service that is not favorably received, people will not use our service and they may choose a competing service.

    We will need to continually enhance our products and services to incorporate rapidly changing technologies. We could incur substantial development costs if we need to modify our products, services or infrastructure to adapt. Our business could be harmed if we incur significant costs to adapt to these changes. If we cannot adapt to these changes, users may discontinue using our services.

    We may also experience difficulties that could delay or prevent us from introducing our broadband features, products or services. Furthermore, these features, products or services may contain errors that are discovered after the feature, product or services are introduced. We may need to modify the design of them significantly to correct these errors. In addition, we must consult with and involve our principal cable partners in the development and design of new features, products or services for our broadband services. Therefore, the process of introducing new broadband features, products and services is time consuming and if our principal cable partners object to a new feature, product or service, we could be prohibited from offering it in particular areas. Our business could be adversely affected if we experience difficulties in introducing new products and services or if users do not accept these new products or services.

WE DEPEND ON THE CONTINUED GROWTH OF THE INTERNET AS AN ADVERTISING MEDIUM

    Use of the Internet by consumers is at an early stage of development and market acceptance of the Internet as a medium for information, entertainment, commerce and advertising is subject to a level of uncertainty. We believe that our success depends upon our ability to obtain significant revenues from our Internet operations, which will require the continued acceptance of the Internet as an advertising medium. We believe that most advertisers and advertising agencies have limited experience with the Internet as an advertising medium and most advertisers and advertising agencies have not devoted a significant portion of their advertising budgets to Internet-related advertising to date. In order for us to continue to generate advertising revenues, advertisers and advertising agencies must direct more of their budgets to the Internet as a whole, and specifically to our Internet sites. We cannot assure you that advertisers or advertising agencies will continue to allocate larger portions of their budgets to Internet-based advertising or that they will find Internet-based advertising to be more effective than advertising in traditional media such as television, print or radio. Advertisers may determine that banner advertising, which comprises the majority of our revenues, is not an effective advertising medium. We may not be able to effectively transition to any other forms of Web-based advertising, should these other forms prove more popular. Advertising filter software programs have become available that limit or remove banner advertising from Web pages viewed by an Internet user. This software, if generally adopted by users, may have a materially adverse effect upon the viability of advertising on the Internet. Our advertising customers may not accept the internal and third-party measurements of impressions received by advertisements on Go2Net online media properties and these measurements may contain errors. We rely primarily on our internal advertising sales force for domestic advertising sales, which involves additional risks and uncertainties, including risks associated with the recruitment, retention, management, training and motivation of sales personnel. As a result of these factors, we may not be able to sustain or increase current advertising sales levels. Failure to do so will have a material adverse effect on our business, operating results, and financial position.

WE DEPEND ON CONTINUED GROWTH IN ECOMMERCE AND INTERNET INFRASTRUCTURE
  DEVELOPMENT

    Use of the Internet by businesses and consumers as a medium for electronic commerce is at an early stage of development and is subject to a level of uncertainty. We depend on the growing use and acceptance of the Internet as an effective medium of commerce by merchants and customers. The use of and interest in the Internet is a relatively recent development. We cannot be certain that acceptance and use of the Internet will continue to develop as a medium for commerce or that a sufficiently broad base of merchants and consumers will adopt, and continue to use, the Internet as a medium of commerce.

    The emergence of the Internet as a commercial marketplace may occur more slowly than anticipated for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the number of Internet users or their use of Internet resources continues to grow, it may overwhelm the existing Internet infrastructure. Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity could also have a detrimental effect. These factors could result in slower response times or adversely affect usage of the Internet, resulting in lower numbers ecommerce transactions and lower demand for our services.

    Our success also depends on our ability to grow, or scale, our ecommerce transaction systems to accommodate increases in the volume of traffic on our systems, especially during peak periods of demand. We may not be able to anticipate increases in the use of our systems and successfully expand the capacity of our network infrastructure. Our inability to expand our systems to handle increased traffic could result in system disruptions, slower response times and other difficulties in providing services to our merchant customers, which could materially harm our business.

WE ARE EXPOSED TO ECOMMERCE SECURITY RISKS

    A requirement of the continued growth of ecommerce is the secure transmission of confidential information over public networks. We rely on public key cryptography and digital certificate technology to provide the security and authentication necessary for secure transmission of confidential information. Various regulatory and export restrictions may prohibit us from using the strongest and most secure cryptographic protection available and thereby expose us to a risk of data interception. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our operations. Any such compromise or elimination of our security could reduce demand for our services.

    We may be required to expend significant capital and other resources to protect against these security breaches or to address problems caused by these breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. Because some of our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches, and failure to prevent these security breaches may disrupt our operations.

THE MARKET FOR OUR PRODUCTS AND SERVICES IS UNCERTAIN

    The market for our products and services is new and evolving, and therefore, it is difficult to predict whether the Internet will develop the necessary infrastructure. Market demand and acceptance of newly released products and services is highly uncertain. Our future success depends upon our ability to develop and provide on the Internet original and compelling products and services that will continue to attract and retain users with demographic characteristics valuable to the various advertisers and advertising agencies we target and to charge users a subscription fee for access to specific portions of our products and services. We cannot assure you that our products and services will be attractive enough to a sufficient number of Internet users to generate advertising revenues or to allow the charging of a subscription fee for our products and services. There also can be no assurance that we will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a growing number of users to our Internet sites with characteristics desirable to advertisers and advertising agencies or those users who are otherwise willing to pay to access specific portions of our products and services. Internet users can freely navigate and instantly switch among a large number of Internet sites, many of which offer competitive products and services, making it difficult for us to distinguish our product offerings and attract users. In addition, many other Internet sites offer very specific, highly targeted products and services that may have greater appeal than the products and services offered on our Internet sites. If we are unable to develop original and compelling Internet-based products and services, we will be unable to generate sufficient advertising or subscription revenues, and our business, financial condition and operating results will be adversely affected.

THE MARKET FOR OUR PRODUCTS AND SERVICES HAS A LOW BARRIER OF ENTRY

    The market for Internet-based products and services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites at a relatively low cost within relatively short time periods. In addition, we compete for the time and attention of Internet users with thousands of non-profit Internet sites operated by individuals, government and educational institutions. Existing and potential competitors also include magazine and newspaper publishers, cable television companies and start-up ventures attracted to the Internet market. As a result, we expect competition to persist and intensify and the number of competitors to increase significantly in the future. As we attempt to expand the scope of our Internet sites and product offerings, we will compete with a greater number of Internet sites and other companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for us to anticipate which companies are likely to offer competitive products and services in the future. Our Internet sites may not compete successfully.

MARKET CONSOLIDATION IS CREATING MORE FORMIDABLE COMPETITORS

    In the recent past, there have been a number of significant acquisitions and strategic plans announced among and between many of our competitors, including:

    - The Walt Disney Company acquiring InfoSeek and reorganizing all of its Internet assets to create a tracking stock;

    - AOL acquiring Netscape;

    - Yahoo! acquiring GeoCities Corporation and Broadcast.com;

    - @HomeNetworks, a provider of high speed Internet access serving the cable television infrastructure and the largest stockholder of which is AT&T, acquiring Excite;

    - NBC merging its Internet assets with XOOM.com, Inc. and Snap.com, a subsidiary of CNET; and

    - CMGI, Inc. acquiring AltaVista from Compaq.

    The effect of these acquisitions and strategic plans on Go2Net cannot be predicted with certainty, but all of these competitors are aligned with companies that are significantly larger or more well established than Go2Net. In particular, many of them are television broadcasters having substantial marketing resources and capabilities to assist our competitors. As a result, each of them will have access to significantly greater financial, marketing and, in some cases, technical resources than Go2Net.

ALLIANCES MAY MAKE IT MORE DIFFICULT TO ACCESS OUR PRODUCTS AND MEDIA PROPERTIES

    The acquisitions and alliances discussed above will result in greater competition as more users of the Internet consolidate on fewer services that incorporate search and retrieval features. In addition, providers of software and other Internet products and services are incorporating search and retrieval features into their offerings. For example, Web browsers offered by Netscape and Microsoft increasingly incorporate prominent search buttons that direct search traffic to competing services. These features could make it more difficult for Internet users to find and use our products and services. In the future, Netscape, Microsoft and other browser suppliers may also more tightly integrate products and services similar to ours into their browsers or their browsers' pre-set home pages. Any of these companies could take actions that would make it more difficult for consumers to find and use Go2Net services. Microsoft signed a long term partnership with LookSmart to provide directory services in the Microsoft Network and other Microsoft online properties. These search services may be tightly integrated into future versions of the Microsoft operating system, the Internet Explorer browser, and other software applications, and Microsoft may promote these services within the Microsoft Network or through other Microsoft affiliated end-user services such as MSNBC or WebTV Networks. Each of these situations creates a potential competitive advantage over ours because their Internet navigational offerings may be more conveniently accessed by users.

OUR COMPETITORS HAVE GREATER RESOURCES THAN WE DO

    Many, if not all, of our competitors have significantly greater resources than we do. In particular, our competitors have greater financial, editorial, technical and marketing resources, longer operating histories, greater name recognition, and greater experience than we do. Additionally, our competitors have established relationships with more advertisers and advertising agencies. And they are able to undertake more extensive marketing campaigns, adopt more aggressive advertising and subscription price policies and devote substantially more resources to developing Internet-based products and services than we are. We may not be able to compete successfully against current or future competitors. Competitive pressures faced by us may materially adversely affect our business, financial condition and operating results.

INCREASED COMPETITION MAY EXERT DOWNWARD PRICING PRESSURE ON ADVERTISING
  CONTRACTS

    We compete with online services, other Web site operators and advertising networks, as well as traditional offline media such as television, radio and print for a share of advertisers' total advertising budgets. We believe that the number of companies selling Web-based advertising and the available inventory of advertising space has recently increased substantially. Accordingly, we may face increased pricing pressure for the sale of advertisements, which could reduce our advertising revenues. In addition, our sales may be adversely affected to the extent that our competitors offer superior advertising services that better target users or provide better reporting of advertising results.

WE MUST DEVELOP AND MAINTAIN A "BRAND IDENTITY" FOR OUR PRODUCTS

    We believe that maintaining and building the Go2Net brand is a critical aspect of our efforts to attract an Internet audience. In addition, we believe that the importance of brand recognition will increase due to the anticipated increase in the number of Internet sites and the relatively low barriers to entry to providing Internet-based products and services. Promoting the Go2Net brand name will depend on our continued ability to develop and deliver original and compelling Internet-based products and services. If Internet users do not continue to perceive our Internet sites to be of sufficient interest and usefulness, we will be unsuccessful in promoting and maintaining our brand. If we expand the focus of our operations beyond providing our current Internet sites, we risk diluting our brand, confusing users and advertisers, and decreasing the attractiveness of our audience to advertisers. In order to respond to competitive pressures, we may find it necessary to increase our budget for developing our products and services or otherwise to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among users. If we are unable to provide Internet-based products and services or otherwise fail to promote and maintain the Go2Net brand, or we incur significant expenses in an attempt to improve our products and services or promote and maintain our brand, our business, financial condition and operating results will be adversely affected.

THE INTERNET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES, AND WE MUST ADAPT
  QUICKLY TO THESE CHANGES TO COMPETE EFFECTIVELY

    The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. For example, to the extent that higher bandwidth Internet access becomes more widely available, we may be required to make significant changes to the design and content of our products and media properties. Failure to effectively adapt to these or any other technological developments could adversely affect our business, operating results and financial condition.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH AND INTEGRATING RECENTLY ACQUIRED
  COMPANIES

    Our recent growth has placed a significant strain on our managerial, operational, and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train, and manage our employee base. Any inability to manage growth effectively could have a material adverse effect on our business, operating results, and financial condition.

    The process of managing advertising within large, high traffic Web sites like ours is an increasingly important and complex task. We rely on both internal and licensed third-party advertising inventory management and analysis systems. To the extent that any extended failure of our advertising management system results in incorrect advertising insertions, we may be exposed to "make good" obligations, which, by displacing advertising inventory, could defer advertising revenues. Failure of our advertising management systems to effectively scale to higher levels of use or to effectively track and provide accurate and timely reports on advertising results also could negatively affect our relationships with advertisers.

    As part of our business strategy, we have completed several acquisitions and expect to enter into additional business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including:

    - the difficulty of assimilating the operations and personnel of the acquired companies;

    - the potential disruption of our ongoing business and distraction of management;

    - the difficulty of incorporating acquired technology or content and rights into our products and media properties;

    - the correct assessment of the relative percentages of in-process research and development expense which can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

    - the failure to successfully develop an acquired in-process technology resulting in the impairment of amounts currently capitalized as intangible assets;

    - unanticipated expenses related to technology integration;

    - the maintenance of uniform standards, controls, procedures and policies;

    - the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

    - the potential unknown liabilities associated with acquired businesses.

    We may not be successful in addressing these risks or any other problems encountered in connection with these acquisitions.

WE MAY BE SUBJECT TO RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

    In the future, we may pursue acquisitions of companies, technologies or assets that complement our business. We cannot assure you that we will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into our operations. Acquisitions may result in the potentially dilutive issuance of equity securities, the incurrence of additional debt, the write-off of in-process research and development or software acquisition and development costs, and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on our business, financial condition and results of operations. As described above, acquisitions would involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns along with the risks involved in entering markets in which we have little or no experience. We have made, and may in the future make, investments in companies involved in the development of technologies or services that are complementary or related to our operations. Problems with an acquired business could have a material adverse effect on our performance as a whole.

RISKS ASSOCIATED WITH THE ACQUISITION BY VULCAN VENTURES OF GO2NET CAPITAL STOCK

    INFLUENCE OVER GO2NET ACTIONS. Vulcan Ventures Incorporated owns approximately 30.68% of Go2Net's outstanding common stock (including common stock issuable upon conversion of Series A Preferred Stock). Vulcan's ownership could be sufficient to enable Vulcan to significantly influence the vote on most matters submitted to a vote of the public shareholders, including the election of the Board of Directors. Vulcan has acquired the right to designate two directors to serve on Go2Net's Board of Directors.

    CONFLICTS OF INTEREST. Conflicts of interest may arise as a consequence of the relationship between Vulcan and Go2Net, including:

    - conflicts between Vulcan, as a shareholder with a significant ownership interest in Go2Net and representation on the Board of Directors, and the other shareholders of Go2Net, whose interests may differ with respect to, among and other things, the strategic direction of Go2Net or significant corporate transactions,

    - conflicts arising in respect of corporate opportunities that could be pursued by Go2Net, on the one hand, or by Vulcan and any of its other affiliated entities, on the other hand, or

    - conflicts arising in respect of new contractual relationships between Go2Net, on the one hand, and Vulcan and any of its other affiliated entities, on the other hand.

    To the extent that conflicts arise as a result of Vulcan's relationship with Go2Net, the Board of Directors (including any directors nominated by Vulcan) would be guided by its fiduciary obligations as directors under Delaware law, including the directors' duty of loyalty. In addition, Vulcan's beneficial ownership of approximately 30.68% of Go2Net's outstanding common stock will make it more difficult for a third party to effect a change in management or to acquire control of Go2Net without the approval of Vulcan and, therefore, may delay, prevent or deter a proxy contest for control of Go2Net or other changes in management, or discount bids for a merger, acquisition or tender offer, in which Go2Net's shareholders could receive a premium for their shares.

    BLOCKING RIGHTS. Vulcan is not required to sell its block of shares, even if an offer is made that might be attractive to the other shareholders. In addition, the consent of the holders of Series A Preferred Stock, voting as a class, is required to effect particular corporate actions, including without limitation, to amend Go2Net's Restated Certificate of Incorporation or By-laws in any manner that would adversely affect the powers, preferences or special rights of the Series A Preferred Stock.

WE DEPEND UPON THIRD PARTIES FOR CRITICAL ELEMENTS OF OUR BUSINESS

    We depend upon third parties in order to advertise our Internet sites on other Internet sites. In addition, the willingness of the owners and operators of these sites to direct users to our Internet sites through hypertext links are critical to the success of our Internet operations. We may not be able to establish or maintain such arrangements in the future.

WE DEPEND ON THIRD PARTIES FOR CONTENT DEVELOPMENT OF OUR INTERNET SITES

    Our ability to develop original and compelling Internet-based products and services is also dependent on maintaining relationships with and using products provided by third-party vendors. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet sites. If we are unable to develop and maintain satisfactory, relationships with third parties on terms acceptable to us, or if our competitors are better able to leverage these relationships, our business, financial condition and operating results will be materially adversely affected. We have relied, and will continue to rely substantially, on the product and service development efforts of third parties. For example, we rely on S&P Comstock, Dow Jones & Company. Inc., New York Stock Exchange, Inc., The Nasdaq Stock Market, Inc., Reuters and Market Guide, Inc. to provide a significant portion of the information included on our Internet sites. We may not be able to maintain these relationships in the future. Any failure of these third parties to provide this information to us could have a material adverse effect on our business, financial condition and operating results.

OUR PERFORMANCE DEPENDS ON THE SUCCESS OF THE METACRAWLER LICENSE

    We entered into a License Agreement with Netbot, Inc. (the "MetaCrawler License Agreement"), in which Netbot, Inc. granted us an exclusive (subject to some limited exceptions), worldwide license to provide the MetaCrawler Service. As part of the MetaCrawler License Agreement, we have the exclusive right to operate, modify and reproduce the MetaCrawler Service (including, without limitation, the exclusive right to use, modify and reproduce the name "MetaCrawler" and the MetaCrawler URL in connection with the operation of the MetaCrawler Service). A material portion of the traffic to our Internet sites is currently derived from users of the MetaCrawler Service. A termination of the MetaCrawler License Agreement or the inability of Go2Net to continue to provide access to the search engines included in the MetaCrawler Service, could have a material adverse effect on our business, financial condition and operating results. Netbot has licensed the MetaCrawler Service and the other intellectual property rights associated therewith from the University of Washington on an exclusive basis. The license has been granted to us by Netbot on an exclusive basis, but Netbot has reserved the right to use, modify, reproduce and license the MetaCrawler search engine for any purpose other than the provision of the MetaCrawler Service. The license is subject to the rights of the University of Washington to use, modify and reproduce the MetaCrawler search engine and derivatives of the MetaCrawler site to operate Internet sites for internal purposes within the University of Washington domain and to use, modify and reproduce any of the licensed technologies for research, instructional and academic purposes. The search technology underlying the MetaCrawler Service and the MetaCrawler trademark is licensed to or owned by Netbot and sublicensed to us pursuant to the MetaCrawler License Agreement.

WE MUST CONTINUE TO DIVERSIFY OUR REVENUE STREAMS

    The long-term success of our business strategy will depend to a significant extent on our ability to successfully diversify our revenue streams. We currently derive revenue from advertising, licensing, subscriptions and electronic commerce. However, we are largely dependent on advertising revenues, and continue to seek out ways to develop these other sources of revenue. This includes the investigation of new business areas. Expansion into new business areas and new Internet sites may bring us into direct competition with new competitors. Any expansion of product offerings or operations, or new Internet sites developed and launched by us that are not favorably received by Internet users could damage our reputation or the Go2Net brand. Expansion into new business areas or the development and launching of new Internet sites will also require significant additional expenses and programming and other resources. It will also strain our management, financial and operational resources.

    From time to time, Go2Net may entertain new business opportunities and ventures in a broad range of areas. Typically, these opportunities require extended negotiations, the outcome of which cannot be predicted. If Go2Net were to enter into such a venture, Go2Net could be required to invest a substantial amount of capital, which could have a material adverse effect on our financial condition and our ability to implement our existing business strategy. Such an investment could also result in large and prolonged operating losses for Go2Net. Further, these negotiations or ventures could place additional, substantial burdens on Go2Net's management personnel and its financial and operational systems. Such a venture may not ever achieve profitability, and a failure by Go2Net to recover the substantial investment required to launch and operate such a venture would have a material adverse effect on Go2Net's business, financial condition and operating results.

WE ARE SUBJECT TO SYSTEM DISRUPTIONS AND CAPACITY CONSTRAINTS

    The satisfactory performance, reliability and availability of our Internet sites and our computer network infrastructure are critical to attracting Internet users and maintaining relationships with advertising customers. Our Internet-based advertising revenues will be directly related to the number of advertisement impressions delivered by us. System interruptions that result in the unavailability of our Internet sites or slower response times for users would reduce the number of advertisements delivered and reduce the attractiveness of our Internet sites to users and advertisers. We may experience periodic system interruptions from time to time in the future. Additionally, any substantial increase in traffic on our Internet sites may require us to expand and adapt our computer network infrastructure. Our inability to add additional computer software, hardware and bandwidth to accommodate increased use of our Internet sites may cause unanticipated system disruptions and result in slower response times. We cannot assure you that we will be able to expand our computer network infrastructure on a timely basis to meet increased use. Any system interruptions or slower response times resulting from these factors could have a material adverse effect on our business, financial condition and operating results. We are dependent on third parties for uninterrupted Internet access. In addition, we are dependent on various third parties for substantially all of our news and information. Loss of these services from any one or more of third parties may have a material adverse effect on our business, financial condition and operating results. No assurance can be given as to whether, or on what terms, we would be able to obtain these services from other third parties in the event of the loss of any of these services.

    Our Internet operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. Interruptions in service may materially adversely affect our operations in the future. While we carry business interruption insurance to compensate us for losses that may occur, we cannot assure you that insurance will be sufficient to provide for all losses or damages that we incur.

WE ARE SUBJECT TO U.S. AND FOREIGN GOVERNMENT REGULATION OF THE INTERNET, THE
  IMPACT OF WHICH IS DIFFICULT TO PREDICT

    There are currently few laws or regulations directly applicable to the Internet. The application of existing laws and regulations to Go2Net relating to issues such as user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement can be unclear. In addition, we will also be subject to new laws and regulations directly applicable to our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with these laws and regulations, and dampen the growth in use of the Web.

    Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Web. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on our international operations. In addition, several telecommunications carriers, including America's Carriers' Telecommunications Association, are seeking to have telecommunications over the Web regulated by the FCC in the same manner as other telecommunications services. Many areas with high Web use have begun to experience interruptions in phone service, and local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs and to impose access fees. A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. If any such proposals are adopted, it could substantially impair the growth of the Internet and adversely affect us.

    Several recently passed federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Web sites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under some circumstances. Such legislation may impose significant additional costs on our business or subject us to additional liabilities.

    Due to the global nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute us for violations of their laws. We might unintentionally violate these laws. These laws may be modified, or new laws enacted, in the future. Any such developments could have a material adverse effect on our business, results of operations, and financial condition.

WE MAY BE SUBJECT TO A VARIETY OF LEGAL UNCERTAINTIES THAT IMPAIR OUR BUSINESS

    As a publisher and a distributor of content over the Internet, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute. In addition, we could be exposed to liability with respect to the content or unauthorized duplication of material indexed in our search services. Although we carry liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

    We host a wide variety of services that enable individuals to exchange information, generate content, conduct business and engage in various online activities, including services relating to online auctions and the homesteading and other services. The law relating to the liability of providers of these online services for activities of their users is currently unsettled. Claims could be made against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud or other theories based on the nature and content of information that we provide links to or that may be posted online or generated by our users or with respect to auctioned materials. These types of claims have been brought, and sometimes successfully prosecuted, against online service providers in the past. In addition, we are aware that governmental agencies are currently investigating the conduct of online auctions.

    We also periodically enter into arrangements to offer third-party products, services, or content under the Go2Net brand or via distribution on Go2Net properties, including stock quotes and trading information. We may be subject to claims concerning these products, services or content by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourself host, operate, provide, or provide access to these products, services or content. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification may not be adequate.

    It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us. For example, we offer Web-based email services, which expose us to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email, or interruptions or delays in email service.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY

    Our success is dependent upon our ability to protect and leverage the value of our original Internet technologies, software, content and our trademarks, trade names, service marks, domain names and other proprietary rights we either currently have or may have in the future. We have filed service marks for our logo and name, as well as for the names of each of our sites. In addition, given the uncertain application of existing copyright and trademark laws to the Internet, existing laws may not provide adequate protection for our technologies, sites or domain names. Policing unauthorized use of our technologies, content and other intellectual property rights entails significant expenses and could otherwise be difficult or impossible to do given the global nature of the Internet.

OUR SUCCESS MAY DEPEND ON OUR ABILITY TO OBTAIN ADDITIONAL CAPITAL

    We intend to enhance and expand our Internet sites in order to improve our competitive position and meet the increasing demands for quality Internet-based products and services and competitive advertising and subscription pricing. Our ability to grow will depend in part on our ability to expand and improve our Internet operations, expand our advertising and marketing efforts, expand and improve our Internet user support capabilities and develop new Internet technologies, products and services. As a result, we may need to raise additional capital in the foreseeable future from public or private equity or debt sources in order to finance such possible growth. In addition, we may need to raise additional funds in order to avail ourselves of unanticipated opportunities (such as more rapid expansion, acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties (such as the loss of key personnel or the rejection by Internet users or potential advertisers of our Internet- based products and services) or to otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then existing shareholders would be reduced, shareholders may experience additional and significant dilution and the equity securities may have rights, preferences or privileges senior to those of the holders of common stock. Additional financing may not be available on terms acceptable to us or at all. If adequate funds are not available or are not available on terms acceptable to us, we may be unable to implement our business, sales or marketing plan, respond to competitive forces or take advantage of perceived business opportunities, which could have a material adverse effect in Go2Net's business, financial condition and operating results.

OUR STOCK PRICE HAS HISTORICALLY BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT
  FOR YOU TO RESELL SHARES WHEN YOU CHOOSE TO AT PRICES YOU FIND ATTRACTIVE

    The trading price of our common stock has been and may continue to be subject to wide fluctuations. During fiscal 1999, the closing sale prices of our common stock on The Nasdaq Stock Market ranged from $3.50 (adjusted to reflect two stock splits) to $99.50. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

                                USE OF PROCEEDS

    All proceeds from the sale of the Go2Net shares are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from sales of the Go2Net shares.

                ISSUANCE OF COMMON STOCK TO SELLING SHAREHOLDERS

    On March 29, 2000, we issued an aggregate of 54,302 shares of common stock to the members of Dogpile, LLC, a Delaware limited liability company, pursuant to an interest purchase agreement.

                              PLAN OF DISTRIBUTION

    Shares of common stock covered hereby may be offered and sold from time to time by the selling shareholders including donees, transferees, pledgees or other successors in interest that receive the Go2Net shares as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the Go2Net shares being offered hereby on The Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Go2Net shares may be sold by one of more of the following means of distribution:

    - a block trade in which the broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to the rules of the Nasdaq National Market;

    - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market:

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    - in privately negotiated transactions; or

    - in any combination of the above transactions.

    To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Go2Net shares or otherwise, the selling shareholders may:

    - enter into hedging transactions with broker-dealers or other financial institutions;

    - enter into transactions with broker-dealers or other financial institutions in connection with which broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders and sell our common stock short and redeliver the shares to close out these short positions;

    - enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares offered hereby, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction);

    - pledge shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction); or

    - enter into a combination of any of the above transactions.

    In effecting sales, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales, and any of these commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all expenses incident to the filing of this registration statement other than commissions and discounts of underwriters, broker-dealers or agents or legal fees and disbursements of counsel for the selling shareholders.

    In order to comply with the securities laws of some states, if applicable, the Go2Net shares must be sold in these jurisdictions only through registered brokers or dealers. In addition, in some states the Go2Net shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of the Go2Net shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of the prospectus and any prospectus supplement available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus and any prospectus supplements to purchasers at or prior to the time of any sales of the Go2Net shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Go2Net shares against certain liabilities, including liabilities under the Securities Act of 1933.

    We have agreed to keep the registration statement of which this prospectus constitutes a part effective until March 29, 2001. No sales may be made pursuant to this prospectus after that date unless we amend or supplement this prospectus to indicate that we have agreed to extend this period of effectiveness. We cannot assure you that the selling shareholders will sell all or any of the shares of common stock offered hereunder.

                              SELLING SHAREHOLDERS

    All of the common stock registered for sale pursuant to this prospectus will be owned immediately after registration by the selling shareholders who include the former members of Dogpile, and all of the shares offered by the selling shareholders were acquired in connection with the purchase of Dogpile. None of the selling shareholders has a material relationship with us, except that some shareholders of Pile, Inc. are employees of Go2Net. This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

    The following table sets forth relevant information known to us with respect to beneficial ownership of Go2Net's common stock as of April 27, 2000, by each selling shareholder. The following table assumes that the selling shareholders sell all of the Go2Net shares. Go2Net is unable to determine the exact number of Go2Net shares that actually will be sold.

                                            SHARES
                                         BENEFICIALLY                               SHARES
                                             OWNED                               BENEFICIALLY
                                           PRIOR TO          SHARES WHICH            OWNED
                                          OFFERING(1)         MAY BE SOLD     AFTER OFFERING (2)
                                      -------------------     PURSUANT TO     -------------------
SELLING SHAREHOLDERS                   NUMBER    PERCENT    THIS PROSPECTUS    NUMBER    PERCENT
--------------------                  --------   --------   ---------------   --------   --------
Pile, Inc...........................   27,694       *           27,694           0          *
Thunderstone Software, LLC..........   26,608       *           26,608           0          *

------------------------

*   Less than 1.0% of the Company's outstanding Common Stock.

(1) The number and percentage of shares beneficially owned was determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Assumes that each selling shareholder will sell all of the Go2Net shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus". There can be no assurance that the selling shareholders will sell all or any of the Go2Net shares offered under this prospectus.

                                 LEGAL MATTERS

    The validity of the Go2Net shares offered hereby will be passed upon by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts, counsel to the Company.

                                    EXPERTS

    The consolidated financial statements of Go2Net, Inc. as of September 30, 1999 and 1998 and for each of the years in the three-year period ended
September 30, 1999, the financial statements of FreeYellow.com, Inc. as of December 31, 1998 and for the period from December 29, 1998 (inception) to December 31, 1998, the financial statements of Authorize.Net Corporation as of December 31, 1997 and 1998 and for the years then ended, the financial statements of Dogpile LLC and Predecessors as of July 31, 1998 and 1999 and for the years then ended, the financial statements of Haggle Online, Inc. as of December 31, 1997 and 1998 and for the period from June 6, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, the financial statements of USAOnline, Inc. as of December 31, 1997 and 1998 and for the years then ended and the financial statements of IQC Corporation as of December 31, 1997 and 1998 and for the years then ended have been incorporated by reference or included herein in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference or appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy the registration statement, including exhibits, and any reports, statements or other information that we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-SEC- 0330 for further information about the public reference rooms. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our common stock is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning Go2Net, Inc. may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the selling shareholders have sold all the shares.

    The following documents filed with the SEC are incorporated by reference in this prospectus

    - Our Annual Report on Form 10-K for the year ended September 30, 1999, filed on December 29, 1999.

    - Our Current Reports on Form 8-K/A filed on September 13, 1999, October 18, 1999, January 4, 2000 and January 10, 2000.

    - Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 filed on February 11, 1999.

    - The description of our common stock set forth in our Registration Statement on Form S-1, filed on April 10, 1997.

    We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Go2Net, Inc.,
Attention: Investor Relations, 999 Third Avenue, Suite 4700, Seattle, Washington 98104, telephone: (206) 447-1595.

                                MATERIAL CHANGES

GO2NET, INC.

INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
HAGGLE ONLINE, INC.
  Independent Auditors' Report..............................     20
  Balance Sheets............................................     21
  Statements of Operations..................................     22
  Statements of Stockholders' Equity (Deficit)..............     23
  Statements of Cash Flows..................................     24
  Notes to Financial Statements.............................     25

USAONLINE, INC.
  Independent Auditors' Report..............................     28
  Balance Sheets............................................     29
  Statements of Operations..................................     30
  Statements of Stockholders' Equity........................     31
  Statements of Cash Flows..................................     32
  Notes to Financial Statements.............................     33

IQC CORPORATION
  Independent Auditors' Report..............................     36
  Balance Sheets............................................     37
  Statements of Operations..................................     38
  Statements of Stockholders' Equity........................     39
  Statements of Cash Flows..................................     40
  Notes to Financial Statements.............................     41

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Haggle Online, Inc.:

    We have audited the accompanying balance sheets of Haggle Online, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from June 6, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Haggle Online, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from June 6, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington
December 16, 1999

                              HAGGLE ONLINE, INC.

                                 BALANCE SHEETS

                                                                  DECEMBER 31
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash......................................................  $ 8,708     12,420
  Accounts receivable.......................................       --      1,145
  Rental deposits...........................................       --        593
                                                              -------    -------
      Total current assets..................................    8,708     14,158

Equipment, net..............................................    4,001      2,841
                                                              -------    -------
      Total assets..........................................  $12,709     16,999
                                                              =======    =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Amount due to stockholders................................  $ 7,641     10,436
  Accrued expenses..........................................       --     17,658
  Income taxes payable......................................      886      2,049
                                                              -------    -------
      Total current liabilities.............................    8,527     30,143
                                                              -------    -------
Deferred income taxes.......................................      257        221
                                                              -------    -------
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value. Authorized 2,000,000
    shares; issued and outstanding none.....................       --         --
  Common stock, $0.001 par value. Authorized 6,000,000
    shares; issued and outstanding 3,600,000 shares in 1997
    and 4,000,000 shares in 1998............................        1        401
  Retained earnings (accumulated deficit)...................    3,924    (13,766)
                                                              -------    -------
      Total stockholders' equity (deficit)..................    3,925    (13,365)
                                                              -------    -------
      Total liabilities and stockholders' equity
        (deficit)...........................................  $12,709     16,999
                                                              =======    =======

                See accompanying notes to financial statements.

                              HAGGLE ONLINE, INC.

                            STATEMENTS OF OPERATIONS

                                                               PERIOD FROM
                                                               JUNE 6, 1997
                                                              (INCEPTION) TO    YEAR ENDED
                                                               DECEMBER 31,    DECEMBER 31,
                                                                   1997            1998
                                                              --------------   ------------
Revenue:
  Advertising...............................................      $1,433            4,335
  Licensing.................................................       7,975            7,182
  Transaction fees..........................................          40            1,981
                                                                  ------          -------
      Total revenue.........................................       9,448           13,498

Cost of revenue.............................................       2,589            4,171
                                                                  ------          -------
      Gross profit..........................................       6,859            9,327
                                                                  ------          -------
Operating expenses:
  Sales and marketing.......................................          --           17,838
  General and administrative................................       1,792            8,052
                                                                  ------          -------
                                                                   1,792           25,890
                                                                  ------          -------
      Operating income (loss)...............................       5,067          (16,563)
Income tax expense..........................................       1,143            1,127
                                                                  ------          -------
      Net income (loss).....................................      $3,924          (17,690)
                                                                  ======          =======

                See accompanying notes to financial statements.

                              HAGGLE ONLINE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                            RETAINED
                                                       COMMON STOCK         EARNINGS          TOTAL
                                                   --------------------   (ACCUMULATED    STOCKHOLDERS'
                                                    SHARES      AMOUNT      DEFICIT)     EQUITY (DEFICIT)
                                                   ---------   --------   ------------   ----------------
Balance at date of inception, stock issued to
  founder........................................  3,600,000     $  1             --               1

Net income.......................................         --       --          3,924           3,924
                                                   ---------     ----        -------         -------

Balances at December 31, 1997....................  3,600,000        1          3,924           3,925

Sale of stock....................................    400,000      400             --             400
Net loss.........................................         --       --        (17,690)        (17,690)
                                                   ---------     ----        -------         -------

Balances at December 31, 1998....................  4,000,000     $401        (13,766)        (13,365)
                                                   =========     ====        =======         =======

                See accompanying notes to financial statements.

                              HAGGLE ONLINE, INC.

                            STATEMENTS OF CASH FLOWS

                                                               PERIOD FROM
                                                               JUNE 6, 1997
                                                              (INCEPTION) TO    YEAR ENDED
                                                               DECEMBER 31,    DECEMBER 31,
                                                                   1997            1998
                                                              --------------   ------------
Cash flows from operating activities:
  Net income (loss).........................................      $3,924          (17,690)
  Adjustments to reconcile net income (loss) to net cash
    provided by
    operating activities:
      Depreciation..........................................         270            1,525
      Deferred income taxes.................................         257              (36)
      Changes in operating assets and liabilities:
        Accounts receivable.................................          --           (1,145)
        Amounts due to stockholders.........................       7,641            2,795
        Accrued expenses....................................          --           17,658
        Income taxes payable................................         886            1,163
        Rental deposits.....................................          --             (593)
                                                                  ------          -------

          Net cash provided by operating activities.........      12,978            3,677

Cash used in investing activity--purchase of equipment......      (4,271)            (365)

Cash provided by financing activity--proceeds from sale of
  common stock..............................................           1              400
                                                                  ------          -------

          Net increase in cash..............................       8,708            3,712

Cash at beginning of period.................................          --            8,708
                                                                  ------          -------

Cash at end of period.......................................      $8,708           12,420
                                                                  ======          =======

                See accompanying notes to financial statements.

                              HAGGLE ONLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) NATURE OF BUSINESS

    Haggle Online, Inc. (the Company) is a Delaware company which was incorporated on June 6, 1997. The Company operates an online person-to-person trading community (auction service). The Company's service permits sellers to list items for sale, buyers to bid on items of interest, and all users to browse through listed items in a fully automated, topically arranged on-line environment. Furthermore, the Company offers web-hosting services and licensing of its auction service software.

    (B) PROPERTY AND EQUIPMENT

    Equipment is stated at cost. Depreciation is calculated using the straight-line method over a three-year life.

    (C) INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (D) REVENUE RECOGNITION

    The Company enters into contracts with companies who wish to advertise on the Company's web site. The Company recognizes advertising revenues based on contracted rates over the course of the contract term. Transaction fees are derived primarily from success fees calculated as a percentage of the final sales transaction value.

    The Company's licensing revenues are derived principally from product licensing fees and fees from maintenance and support of its products. Licensing revenues are generally recognized upon delivery provided that no significant Company obligations remain and collection of the receivable is probable. In cases where there are significant remaining obligations, the Company defers such revenue until those obligations are satisfied. Fees from maintenance and support of the Company's products, including revenues bundled with the initial licensing fees, are deferred and recognized ratably over the service period, which is typically six months. No deferred revenue existed at the balance sheet dates.

    (E) CONTRIBUTED SERVICES

    The Company's founder has contributed various services to the Company since its inception. No amounts have been recorded in the accompanying financial statements related to these contributed services, as their fair value is not objectively determinable or measurable.

                              HAGGLE ONLINE, INC.

                           DECEMBER 31, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (F) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    (G) RECENT PRONOUNCEMENTS

    The Financial Accounting Standards Board issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133) in
June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements.

    In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE (SOP 98-1). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. The Company is required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is not expected to have a material impact on the Company's financial condition or results of operations.

    In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES (SOP 98-5). Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation, or organizing a new entity. SOP 98-5 requires that the cost of start-up activities be expensed as incurred. SOP 98-5 is effective for the Company beginning in fiscal 1999. Adoption of SOP 98-5 is not expected to have a material impact on the Company's financial condition or results of operations.

(2) EQUIPMENT

    Equipment consists of the following:

                                                                  DECEMBER 31
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Computer equipment..........................................   $4,271      4,636
Accumulated depreciation....................................     (270)    (1,795)
                                                               ------     ------
                                                               $4,001      2,841
                                                               ======     ======

                              HAGGLE ONLINE, INC.

                           DECEMBER 31, 1997 AND 1998

(3) INCOME TAXES

    Deferred tax liabilities represent depreciation temporary differences which arise from differences in the methods used to depreciate such assets.

    The income tax provision consists of the following (state tax current amounts relate to minimum tax amounts):

                                                                1997       1998
                                                              --------   --------
Current:
  Federal...................................................   $   86       363
  State.....................................................      800       800
                                                               ------     -----
                                                                  886     1,163

Deferred:
  Federal...................................................      257       (82)
  State.....................................................       --        46
                                                               ------     -----
                                                                  257       (36)
                                                               ------     -----
                                                               $1,143     1,127
                                                               ======     =====

(4) LEASE COMMITMENT

    The Company leases office space under a month to month operating lease agreement that commenced in 1998. Rental expense was $3,048 for the year ended December 31, 1998. Prior to 1998, the Company's operations were run out of the founder's home and no consideration was received by the founder for this service.

(5) SUBSEQUENT EVENTS

    In March 1999, the Board of Directors amended the Company's Articles of Incorporation to authorize two million shares of preferred stock with a par value of $0.001 and to increase the authorized shares of common stock to six million shares.

    The Company granted a consultant an option to purchase 3,200 common shares at an exercise price of $1.22 per share in March 1999.

    In March 1999, the Company effected a 3,200-for-1 stock split. Accordingly, the accompanying financial statements have been restated to reflect this stock split.

    In April 1999, the stockholders of the Company signed an agreement to exchange all of the common stock of the Company for approximately 41,000 shares of Go2Net, Inc., an unrelated publicly traded corporation.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
USAOnline, Inc.:

    We have audited the accompanying balance sheets of USAOnline, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USAOnline, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington
December 16, 1999

                                USAONLINE, INC.

                                 BALANCE SHEETS

                                                                  DECEMBER 31
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash......................................................  $    185        --
  Accounts receivable.......................................        --     8,989
  Prepaid expenses..........................................        --        --
                                                              --------   -------
      Total current assets..................................       185     8,989

Computer equipment, net.....................................       859    11,136
                                                              --------   -------
      Total assets..........................................  $  1,044    20,125
                                                              ========   =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    177       623
  State income taxes........................................       200       400
                                                              --------   -------
      Total current liabilities.............................       377     1,023
                                                              --------   -------
Stockholders' equity:
  Common stock, no par value. Authorized 5,000,000 shares;
    issued and outstanding 50,400 shares in 1997 and 131,760
    shares in 1998..........................................    23,378    62,487
  Accumulated deficit.......................................   (22,711)  (43,385)
                                                              --------   -------
      Total stockholders' equity............................       667    19,102
                                                              --------   -------
      Total liabilities and stockholders' equity............  $  1,044    20,125
                                                              ========   =======

                See accompanying notes to financial statements.

                                USAONLINE, INC.

                            STATEMENTS OF OPERATIONS

                                                                  YEARS ENDED
                                                                  DECEMBER 31
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Revenues....................................................  $   159     12,098
Cost of revenues............................................    1,392      2,531
                                                              -------    -------
      Gross profit (loss)...................................   (1,233)     9,567
                                                              -------    -------

Operating expenses:
  Stock compensation........................................       --     16,443
  General and administrative................................    4,617     13,598
                                                              -------    -------
                                                                4,617     30,041
                                                              -------    -------
      Operating loss before taxes...........................   (5,850)   (20,474)
Provision for state income taxes............................     (200)      (200)
                                                              -------    -------
      Net loss..............................................  $(6,050)   (20,674)
                                                              =======    =======

                See accompanying notes to financial statements.

                                USAONLINE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        COMMON STOCK                         TOTAL
                                                     -------------------   ACCUMULATED   STOCKHOLDERS'
                                                      SHARES     AMOUNT      DEFICIT        EQUITY
                                                     --------   --------   -----------   -------------
Balance at December 31, 1996.......................   50,400    $18,240      (16,661)         1,579
Capital contribution...............................       --      5,138           --          5,138
Net loss...........................................       --         --       (6,050)        (6,050)
                                                     -------    -------      -------        -------
Balances at December 31, 1997......................   50,400     23,378      (22,711)           667
Stock issued for services rendered.................   81,360     16,443           --         16,443
Capital contribution...............................       --     22,666           --         22,666
Net loss...........................................       --         --      (20,674)       (20,674)
                                                     -------    -------      -------        -------
Balances at December 31, 1998......................  131,760    $62,487      (43,385)        19,102
                                                     =======    =======      =======        =======

                See accompanying notes to financial statements.

                                USAONLINE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED
                                                                  DECEMBER 31
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(6,050)   (20,674)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation............................................      225      1,108
    Stock compensation......................................       --     16,443
    Changes in operating assets and liabilities:
      Accounts receivable...................................       --     (8,989)
      Prepaid expenses......................................       --         --
      Accounts payable......................................      177        446
      State income taxes....................................      200        200
                                                              -------    -------
        Net cash used in operating activities...............   (5,448)   (11,466)
Cash used in investing activity--purchases of equipment.....     (212)   (11,385)
Cash provided by financing activity--proceeds from
  contributed capital.......................................    5,138     22,666
                                                              -------    -------
        Net decrease in cash................................     (522)      (185)
Cash at beginning of year...................................      707        185
                                                              -------    -------
Cash at end of year.........................................  $   185         --
                                                              =======    =======

                See accompanying notes to financial statements.

                                USAONLINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) NATURE OF BUSINESS

    USAOnline, Inc., doing business as Virtual Avenue (the Company) was incorporated in the state of New Jersey on December 6, 1995. No material business activity occurred until January 1, 1996. The Company provides free web hosting for small businesses. The Company earns revenue from advertising on the small business sites hosted by the Company. The Company's advertising base is principally the United States.

    (B) PROPERTY AND EQUIPMENT

    Equipment is stated at cost. Depreciation for financial reporting purposes is calculated using the straight-line method over the useful lives of the assets of five to seven years.

    (C) INCOME TAXES

    The Company has elected S corporation status for federal income tax purposes. As an S corporation, the Company is not subject to federal income tax, rather the Company's income is included in the tax returns of the stockholders. Accordingly, no provision for federal income tax has been reflected in the accompanying financial statements.

    The provision for state income taxes is determined by applying minimum state statutory rates to financial statement income after adjustment for items excluded for state income tax purposes. The Company does not provide for deferred state taxes because such amounts are immaterial to the financial statements.

    (D) REVENUE RECOGNITION

    The Company recognizes advertising revenues based on contracted rates over the course of the contract term.

    (E) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    (F) RECENT PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (FAS 133), which the Company will be required to adopt for the year ending December 31, 2000. This Statement establishes a new model for accounting for derivatives and hedging activities. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of FAS 133 is expected to have no material impact on the Company's financial condition or results of operations.

                                USAONLINE, INC.

                           DECEMBER 31, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE (SOP 98-1). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. The Company is required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is not expected to have a material impact on the Company's financial condition or results of operations.

    In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES (SOP 98-5). Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class customer, commencing some new operation, or organizing a new entity. SOP 98-5 requires that the cost of start-up activities be expensed as incurred. SOP 98-5 is effective for the Company beginning in fiscal 1999. Adoption of SOP 98-5 is not expected to have a material impact on the Company's financial condition or results of operations.

(2) EQUIPMENT

    Equipment consists of the following:

                                                                  DECEMBER 31
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Computer hardware...........................................   $1,273     12,658
Accumulated depreciation....................................     (414)    (1,522)
                                                               ------     ------
                                                               $  859     11,136
                                                               ======     ======

(3) STOCKHOLDERS' EQUITY

    At the date of inception of the Company in 1995, a stockholder received 50,400 shares of common stock for services rendered under a consulting agreement at a price of $.10 per share. In 1998, stockholders received 81,360 shares of common stock in exchange for services rendered under a consulting agreement at prices ranging from $.15 to $.30 per share. The fair value of the price per share was set by the Board of Directors at the date of issuance.

    In 1997 and 1998, stockholders contributed $5,138 and $22,666, respectively, to the Company as capital contributions in the form of payments of expenditures on behalf of the Company.

(4) LEASE COMMITMENT

    The Company entered into a noncancelable operating lease for equipment in 1998. Rental expense related to the lease was $1,274.

                                USAONLINE, INC.

                           DECEMBER 31, 1997 AND 1998

(4) LEASE COMMITMENT (CONTINUED)
    Future minimum lease payments at December 31, 1998 are as follows:

Year ending December 31:
  1999......................................................  $ 7,641
  2000......................................................    7,641
  2001......................................................    6,378
                                                              -------
                                                              $21,660
                                                              =======

(5) SUBSEQUENT EVENT

    In April 1999, the stockholders of the Company signed an agreement to exchange all of the common stock of the Company for 150,000 shares of Go2Net, Inc., an unrelated publicly traded entity.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
IQC Corporation:

    We have audited the accompanying balance sheets of IQC Corporation as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IQC Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington
December 16, 1999

                                IQC CORPORATION

                                 BALANCE SHEETS

                                                                  DECEMBER 31
                                                              --------------------
                                                                1997        1998
                                                              ---------   --------
                                      ASSETS
Current assets:
  Cash......................................................  $      --      3,577
  Prepaid expenses..........................................         --      2,600
                                                              ---------   --------
      Total current assets..................................         --      6,177

Equipment, net..............................................     29,933     39,808
                                                              ---------   --------
      Total assets..........................................  $  29,933     45,985
                                                              =========   ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  10,810     34,048
  Loan payable..............................................     10,300         --
                                                              ---------   --------
      Total current liabilities.............................     21,110     34,048
                                                              ---------   --------
Stockholders' equity:
  Common stock, no par value. Authorized 100,000,000 shares;
    issued and outstanding 6,000,000 shares in 1997 and
    6,400,000 shares in 1998................................    600,000    640,000
  Subscription receivable...................................   (123,000)        --
  Accumulated deficit.......................................   (468,177)  (628,063)
                                                              ---------   --------
      Total stockholders' equity............................      8,823     11,937
                                                              ---------   --------
      Total liabilities and stockholders' equity............  $  29,933     45,985
                                                              =========   ========

                See accompanying notes to financial statements.

                                IQC CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                  YEARS ENDED
                                                                  DECEMBER 31
                                                              --------------------
                                                                1997        1998
                                                              ---------   --------
Revenues....................................................  $  19,416    251,215
Cost of revenues............................................     59,299    111,207
                                                              ---------   --------
      Gross profit (loss)...................................    (39,883)   140,008
                                                              ---------   --------

Operating expenses:
  Selling and marketing.....................................      5,299     71,070
  Research and development..................................     49,666     79,008
  General and administrative................................    101,630    149,816
                                                              ---------   --------
                                                                156,595    299,894
                                                              ---------   --------
      Net loss..............................................  $(196,478)  (159,886)
                                                              =========   ========

                See accompanying notes to financial statements.

                                IQC CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK                                        TOTAL
                                       --------------------   SUBSCRIPTION   ACCUMULATED   STOCKHOLDERS'
                                        SHARES      AMOUNT     RECEIVABLE      DEFICIT        EQUITY
                                       ---------   --------   ------------   -----------   -------------
Balance at December 31, 1996.........  6,000,000   $600,000     (305,000)      (271,699)       23,301
Payments on subscription
  receivable.........................         --         --      182,000             --       182,000
Net loss.............................         --         --           --       (196,478)     (196,478)
                                       ---------   --------     --------       --------      --------
Balances at December 31, 1997........  6,000,000    600,000     (123,000)      (468,177)        8,823
Payments on subscription
  receivable.........................         --         --      123,000             --       123,000
Exercise of stock options............    400,000     40,000           --             --        40,000
Net loss.............................         --         --           --       (159,886)     (159,886)
                                       ---------   --------     --------       --------      --------
Balances at December 31, 1998........  6,400,000   $640,000           --       (628,063)       11,937
                                       =========   ========     ========       ========      ========

                See accompanying notes to financial statements.

                                IQC CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED
                                                                  DECEMBER 31
                                                              --------------------
                                                                1997        1998
                                                              ---------   --------
Cash flows from operating activities:
  Net loss..................................................  $(196,478)  (159,886)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation............................................     14,791     19,521
    Changes in operating assets and liabilities:
      Prepaid expenses......................................        859     (2,600)
      Accounts payable......................................      4,365     23,238
                                                              ---------   --------
        Net cash used in operating activities...............   (176,463)  (119,727)
                                                              ---------   --------
Cash used in investing activity--purchases of equipment.....    (13,665)   (29,396)
                                                              ---------   --------
Cash flows from financing activities:
  Sale of common stock......................................         --     40,000
  Proceeds from subscription receivable.....................    182,000    123,000
  Payments on loan payable..................................         --    (10,300)
                                                              ---------   --------
        Net cash provided by financing activities...........    182,000    152,700
                                                              ---------   --------
        Net increase (decrease) in cash.....................     (8,128)     3,577
Cash at beginning of year...................................      8,128         --
                                                              ---------   --------
Cash at end of year.........................................  $      --      3,577
                                                              =========   ========
Supplemental disclosure of cash flow information--cash paid
  during the year for income taxes..........................  $   1,664        800
                                                              =========   ========

                See accompanying notes to financial statements.

                                IQC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) NATURE OF BUSINESS

    IQC Corporation (the Company) was incorporated in the State of California on June 11, 1996. The Company began operations under the name I.Q. Net, Inc. and amended the articles of incorporation on August 11, 1998 to change the name of the company to IQC Corporation. The Company provides web-based technical analysis stock graphing software to individual investors. The Company earns revenue from software license fees and from providing real time stock quotes. The Company's customer base is located principally in the United States.

    (B) EQUIPMENT

    Equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three years.

    (C) INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (D) REVENUE RECOGNITION

    The Company licenses its software to customers on a month-to-month basis and recognizes the revenue ratably over each month. The Company provides real time stock quotes to its customers on a month-to-month basis and recognizes the revenue ratably over each month. All software license and real time quote fees are billed and collected in the month the service is provided.

    (E) ADVERTISING COSTS

    The Company expenses advertising costs as incurred. Advertising expense was approximately $4,000 and $34,000 for the years ended December 31, 1997 and 1998, respectively.

    (F) STOCK BASED COMPENSATION

    The Company is subject to Statement of Financial Accounting Standards
No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123). As allowed by
SFAS 123, the Company accounts for stock based compensation to employees in accordance with Accounting Principles Board (APB) Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. In cases where exercise prices are less than the fair value as of the grant date, compensation expense is recognized over the vesting period.

                                IQC CORPORATION

                           DECEMBER 31, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (G) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    (H) RECENT PRONOUNCEMENTS

    The Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133) in
June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on the Company's consolidated financial statements.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE (SOP 98-1), which the Company will be required to adopt for the year ending December 31, 1999. SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. Adoption of SOP 98-1 is not expected to have a material impact on the Company's financial statements.

    In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES (SOP 98-5). Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation, or organizing a new entity. SOP 98-5 requires that the cost of start-up activities be expensed as incurred. SOP 98-5 is effective for the Company beginning in fiscal 1999. Adoption of SOP 98-5 is not expected to have a material impact on the Company's financial condition or results of operations.

(2) EQUIPMENT

    Equipment consists of the following:

                                                               DECEMBER 31
                                                           -------------------
                                                             1997       1998
                                                           --------   --------
Computer hardware........................................  $ 50,291    79,688
Accumulated depreciation.................................   (20,358)  (39,880)
                                                           --------   -------
                                                           $ 29,933    39,808
                                                           ========   =======

                                IQC CORPORATION

                           DECEMBER 31, 1997 AND 1998

(3) STOCKHOLDERS' EQUITY

    The Company issued 6,000,000 shares of common stock at inception of which, 4,000,000 shares were issued in exchange for $95,000 in cash and a subscription receivable in the amount of $305,000. The remaining 2,000,000 shares were issued to employees for services rendered and compensation expense of $200,000 associated with these grants was recorded during the period ended December 31, 1996.

(4) INCOME TAXES

    The Company did not provide an income tax benefit for any of the periods presented because it has experienced operating losses since inception.

    The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate for the year ended December 31:

                                                                1997          1998
                                                              --------      --------
Statutory federal income tax benefit........................    (34)%         (34)%
State income tax benefit....................................     (6)           (6)
Valuation allowance.........................................     40            40
                                                                ---           ---
                                                                 -- %          -- %
                                                                ===           ===

    The components of deferred tax assets and related valuation allowance are as follows at December 31:

                                                           1997        1998
                                                         ---------   --------
Deferred tax assets:
  Net operating loss carryforwards.....................  $ 183,000    243,000
  Other................................................      5,000      9,000
                                                         ---------   --------
                                                           188,000    252,000
  Less valuation allowance.............................   (188,000)  (252,000)
                                                         ---------   --------
        Net deferred tax assets........................  $      --         --
                                                         =========   ========

    Due to the uncertainty surrounding the timing of realizing the net deferred tax assets in future tax returns, the Company has placed a valuation allowance equal to its net deferred tax assets.

    At December 31, 1998, the Company has net operating losses for both federal and state income tax purposes of approximately $606,000, which are available to offset future taxable income, if any, through 2019 and 2005, respectively. Due to the change in ownership (see note 7) the net operating losses are likely to be subject to limitations.

(5) STOCK BASED COMPENSATION

    On June 11, 1996, the stockholders of the Company adopted the Stock Option Plan (the Plan). Each grant of options under the Plan vest on a case-by-case basis as approved by the administrator, generally over a range of immediately vested to vesting over five years. Under the Plan, the Company has granted options to employees and nonemployees to purchase shares of the Company's stock at a price equal to the fair market value of the common stock on the date of grant.

                                IQC CORPORATION

                           DECEMBER 31, 1997 AND 1998

(5) STOCK BASED COMPENSATION (CONTINUED)
    Information with respect to the Plan during 1997 and 1998 is as follows:

                                            EMPLOYEES            NONEMPLOYEES              TOTAL
                                       --------------------   -------------------   --------------------
                                                   EXERCISE              EXERCISE               EXERCISE
                                        SHARES      PRICE      SHARES     PRICE      SHARES      PRICE
                                       ---------   --------   --------   --------   ---------   --------
Outstanding at December 31, 1996.....  2,000,000    $0.10          --     $  --     2,000,000    $0.10
Granted..............................     20,000     0.10          --        --        20,000     0.10
                                       ---------    -----     -------     -----     ---------    -----
Outstanding at December 31, 1997.....  2,020,000     0.10          --        --     2,020,000     0.10
Granted..............................    350,000     0.10     200,000      0.10       550,000     0.10
Exercised............................   (400,000)    0.10          --        --      (400,000)    0.10
                                       ---------    -----     -------     -----     ---------    -----
Outstanding at December 31, 1998.....  1,970,000    $0.10     200,000     $0.10     2,170,000    $0.10
                                       =========    =====     =======     =====     =========    =====
Options exercisable..................  1,010,000              200,000               1,210,000
                                       =========              =======               =========

    The weighted average fair value of options granted during 1997 and 1998 was $0.06.

    At December 31, 1997, options to purchase 900,000 shares were exercisable at $0.10. The weighted average exercise prices for options granted and exercisable at December 31, 1998 and the weighted average remaining contractual life for options outstanding at December 31, 1998, are as follows:

                                                       OPTIONS OUTSTANDING
                                               -----------------------------------    OPTIONS EXERCISABLE
                                                             WEIGHTED                ----------------------
                                                             AVERAGE      WEIGHTED                WEIGHTED
                                    RANGE OF                REMAINING     AVERAGE                AVERAGE OF
                                    EXERCISE   NUMBER OF   CONTRACTUAL    EXERCISE   NUMBER OF    EXERCISE
                                     PRICE      SHARES     LIFE (YEARS)    PRICE      SHARES       PRICE
                                    --------   ---------   ------------   --------   ---------   ----------
Employees.........................   $0.10     1,970,000       2.8         $0.10     1,010,000      $0.10
Nonemployees......................    0.10       200,000       4.4          0.10       200,000       0.10

    SFAS 123 requires disclosure of pro forma net loss based upon the fair value of the options issued. The Company calculated the fair value of each options granted on the date of the grant using the Black-Scholes options pricing model as prescribed by SFAS 123 using the following weighted average assumptions in 1997 and 1998:

Risk-free interest rate.....................................    5.59%
Volatility..................................................   67.72%
Expected life (in years)....................................       5
Dividend yield..............................................       0%

    The option pricing model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                IQC CORPORATION

                           DECEMBER 31, 1997 AND 1998

(5) STOCK BASED COMPENSATION (CONTINUED)
    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss for the years ended December 31, 1997 and 1998 is $237,000 and $206,000, respectively.

(6) RELATED PARTY TRANSACTIONS

    The Company shares and leases office space from a related party under a month to month operating lease. Rent expense was approximately $12,000 and $16,000 for the years ended December 31, 1997 and 1998, respectively. The Company also reimburses the related party for office supplies, telecommunication fees and certain employee benefits. The total amount of these other related party transactions approximated $4,000 and $6,000 for the years ended
December 31, 1997 and 1998, respectively.

(7) SUBSEQUENT EVENT (UNAUDITED)

    In January 1999, the Company loaned $240,000 to a stockholder, Goldenwood International Inc.

    In February 1, 1999, the Company issued 600,000 shares of common stock raising proceeds of $240,000.

    In April 1999, the Company issued 1,600,000 shares of common stock as a result of the exercise of stock options. In May 1999, the stockholders of the Company signed an agreement to exchange all of the common stock of the Company for 113,313 shares of Go2Net, Inc., an unrelated publicly traded entity. All outstanding options of the Company will be assumed by Go2Net in conjunction with the transaction. Included in the agreement is a provision for the Company to extend the office space lease and the arrangement for office supplies, telecommunication fees and certain employee benefits for twelve months.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Go2Net will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee........................................  $   736
Legal fees and expenses.....................................  $10,000
Accounting fees and expenses................................  $15,000
Printing fees and expenses..................................  $ 1,000
Miscellaneous expenses......................................  $ 1,264
                                                              -------
Total.......................................................  $28,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 145 of the Delaware General Corporation Law, Go2Net's Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the Delaware General Corporation Law and Go2Net's Amended and Restated By-laws provide for indemnification of Go2Net's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Go2Net, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable choice to believe were unlawful.

    Go2Net has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of Go2Net also are insured against liabilities, including liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in their capacities as directors and officers of Go2Net and against which they are not indemnified by Go2Net.

    In connection with this offering, the selling shareholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the selling shareholders and contained herein up to a maximum of the net proceeds received by the selling shareholders from the sale of their Go2Net shares hereunder.

ITEM 16. EXHIBITS

5.1 Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation.

23.1 Consent of KPMG LLP, Independent Auditors.

23.2 Consent of Counsel (included in Exhibit 5.1).

24.1 Power of Attorney (included on page II-4).

ITEM 17. UNDERTAKINGS

A.  UNDERTAKING PURSUANT TO RULE 415

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  UNDERTAKING IN RESPECT OF INDEMNIFICATION

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 27 day of April, 2000.

                                                       GO2NET, INC.

                                                       By:           /s/ RUSSELL C. HOROWITZ
                                                            -----------------------------------------
                                                                       Russell C. Horowitz
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below severally constitutes and appoints Russell C. Horowitz with the power to act as attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       Chief Executive Officer,
               /s/ RUSSELL C. HOROWITZ                   Chief Financial Officer
     -------------------------------------------         and Director (principal      April 27, 2000
                 Russell C. Horowitz                     executive, financial and
                                                         accounting officer)

                /s/ WILLIAM D. SAVOY
     -------------------------------------------       Director                       April 27, 2000
                  William D. Savoy

                  /s/ DIANE DAGGATT
     -------------------------------------------       Director                       April 27, 2000
                    Diane Daggatt

                  /s/ DENNIS CLINE
     -------------------------------------------       Director                       April 27, 2000
                    Dennis Cline

              /s/ WILLIAM FLECKENSTEIN
     -------------------------------------------       Director                       April 27, 2000
                William Fleckenstein

                               INDEX TO EXHIBITS

5.1.........            Opinion of Hutchins, Wheeler & Dittmar, A Professional
                        Corporation.

23.1........            Consent of KPMG LLP, Independent Auditors.

23.2........            Consent of Counsel (included in Exhibit 5.1).

24.1........            Power of Attorney (included on page II-4).